Exhibit 99.1

Distribution Notice Payable by October 31, 2024

September 19, 2024

Dear Investor,

On September 18, 2024, the Board of Directors of Redwood Enhanced Income Corp. declared and approved a quarterly dividend of $0.38 per share, payable by October 31, 2024, to shareholders of record as of September 30, 2024.

Your distribution will be reinvested under the Company’s Distribution Reinvestment Plan unless you (i) previously opted out of the Dividend Reinvestment Plan or (ii) send a letter by September 30, 2024, to US Bank Global Fund Services at alternativefundsupport@usbank.com to elect to receive cash distributions. If you have elected to receive cash distributions, the distribution amount will be wired by October 31, 2024, to your current banking instructions on file.

Should you have any questions regarding the distribution, please call 800-362-3670 or email alternativefundsupport@usbank.com.

Sincerely,

Redwood Enhanced Income Corp.

250 WEST 55TH STREET, 26TH FLOOR | NEW YORK, NY 10019